SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Windstream Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 9, 2015

Dear Windstream Shareholder:

We are enclosing proxy material for the Special Meeting of Shareholders of Windstream to be held on February 20, 2015 relating to Windstream’s planned tax-free spinoff of certain assets. Your Board of Directors unanimously recommends that you vote “FOR” each of the proposals on the enclosed proxy card. A vote in favor of these proposals will allow Windstream to eliminate a tax liability triggered by the transaction and execute the spinoff most efficiently to provide the greatest value to shareholders. Regardless of the number of shares you hold, it is important that you please VOTE TODAY. A failure to vote is counted as a vote against the substantial shareholder benefits that will result from this transaction.

As background, on July 29, 2014, Windstream announced plans to spin off fiber, copper and other assets, into an independent, publicly traded Real Estate Investment Trust (REIT) called CS&L. Windstream will lease these assets from CS&L to operate the network and deliver services. Upon close of this transaction, shareholders will own shares of two companies rather than one, retaining shares of Windstream Holdings and receiving 0.20 shares of CS&L per one share of Windstream.

There are many financial and strategic benefits to this spinoff:

●

The transaction is tax-free and will ensure an attractive dividend payment for shareholders. The tax-free nature of this transaction and the requirement that REITs distribute at least 90% of taxable income as a dividend ensure both companies generate strong returns in the near term and over time. Importantly, the transaction offers greater opportunity for stronger returns over time.

●

The separation improves Windstream’s financial profile and positions both companies for value creation. A stronger balance sheet, reduction in debt and an increase in cash flow at Windstream will drive potential for a higher trading value. At the same time, CS&L will be positioned to grow through lease escalation, capital investment and acquisitions by working with both Windstream and other telecom providers over time, allowing for predictable returns and an increase in the dividend going forward.

●

The spinoff creates two independent businesses positioned to pursue separate but complementary objectives. Windstream will be a growth-focused telecom services provider and the REIT will focus on yield, but will also have strong growth potential. Each will have the foundational structure to pursue attractive opportunities to create value that would not be possible without the separation.

The necessary regulatory approvals process is on schedule and we are asking for your vote on the following technical items so that shareholders can receive the maximum value from this spinoff transaction:

VOTE “FOR” a conversion of our subsidiary to an LLC:
●

Without a conversion to an LLC at Windstream Corporation, a subsidiary of Windstream Holdings, the company is expected to incur a tax liability of up to $800 million, or $1.33 per share, based on current estimates, triggered by execution of the spinoff.

●

This liability would negatively impact the value of your shares in Windstream Holdings, but can be easily remedied through a common practice of converting its subsidiary, Windstream Corporation, into an LLC. Shareholders will continue to hold shares in the parent company Windstream Holdings, which is a C-Corporation.

VOTE “FOR” a reverse stock split:
●	As a result of the transaction, Windstream’s share price will be allocated between two companies.
●	A reverse stock split will increase the trading price of WIN to an optimal level consistent with peer companies.
●	This action can increase value for shareholders by broadening the pool of investors interested in investing in Windstream.

Your Board explored a number of options to create value for shareholders, and we are confident this transaction is the right one. We urge you to VOTE TODAY “FOR” the conversion and reverse stock split by telephone, via the internet, or by signing and returning the enclosed proxy card in the post-paid envelope provided.

We appreciate your support, and we are confident that our proposal is in your best interest and will increase the value of your investment in Windstream and in CS&L. Thank you in advance.

Sincerely,

Tony Thomas
Chief Executive Officer
Windstream

REMEMBER:
You can vote your shares TODAY by telephone or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED,
TOLL-FREE at 877 750-5836.